Exhibit C

SECURITY AGREEMENT

dated 9 November 2015

created by

JOINGEAR LIMITED as the Chargor
in favour of

HAITONG INTERNATIONAL FINANCIAL SOLUTIONS LIMITED

acting as Counterparty

Ref: L-241738

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 Rights of the Counterparty	18
SCHEDULE 2 Rights of Receivers	20
SCHEDULE 3 Security Notice	21

THIS DEED is dated 9 November 2015 and made between:

(1)                           JOINGEAR LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with company number 618978and with its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

(2)                           HAITONG INTERNATIONAL FINANCIAL SOLUTIONS LIMITED (the “Counterparty”).

Background

(A)                         The Chargor is entering into this Deed in connection with the Swap Agreement.

(B)                         The sole director of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)                         The Counterparty and the Chargor intend this document to take effect as a deed (even though the Counterparty only executes it under hand).

This DEED witnesses the following:

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Deed:

“Cash Collateral” means all cash that are from time to time credited to in the Cash Collateral Account.

“Cash Collateral Account” means the cash account maintained by the Chargor with the Custodian bearing the account number of 02-0301064-30.

“Clearing System” means The Depository Trust Company, any other person whose business is or includes the provision of clearance services or the provision of security accounts, any nominee or depository for such person, and any other clearing system agreed by the Chargor and the Counterparty.

“Companies Ordinance” means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong.

“Companies (Winding Up and Miscellaneous Provisions) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Currency of Account” means the currency in which the relevant indebtedness is denominated or, if different, is payable.

“Custodian” means Haitong International Securities Company Limited.

“Delegate” means a delegate or sub-delegate appointed under Clause 10.2 (Delegation).

“Dividends” means, in relation to any Share, all present and future:

(a)                                  dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

(b)                                  rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of that Share;

(c)                                   allotments, offers and rights accruing or offered in respect of that Share; and

(d)                                  other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

“Event of Default” has the meaning ascribed to it in the Swap Agreement and includes the Additional Events of Default specified in paragraph 7(d) of the Swap Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)                                  shares which are expressed to be redeemable;

(i)                                      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles, standards and practices in the jurisdiction where the Chargor and any relevant member of the Group is incorporated.

“Group” means the Chargor and its Subsidiaries for the time being, excluding ATA Inc. or its subsidiaries.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Obligor” means the Chargor or a Credit Support Provider.

“Party” means a party to this Deed.

“Quasi-Security” means a transaction under which any member of the Group will:

(a)                                  sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)                                   enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)                                  enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Receiver” means a third party institution as reasonably appointed by the Counterparty in good faith as receiver and manager or other receiver in respect of the Security Assets.

“Related Rights” means:

(a)                                  any proceeds of sale, transfer or other disposal, lease, licence, sub-licence, or agreement for sale, transfer or other disposal, lease, licence or sub-licence, of that Security Asset;

(b)                                  any moneys or proceeds paid or payable deriving from that Security Asset;

(c)                                   any rights, claims, guarantees, indemnities, Security or covenants for title in relation to that Security Asset;

(d)                                  any awards or judgments in favour of the Chargor in relation to that Security Asset;

(e)                                   any other assets deriving from, or relating to, that Security Asset; and

(a)                                  any right against any Clearing System in relation to any Share Collateral (including any right to require the Clearing System to deliver securities or cash to the Chargor or to its order).

“Secured Liabilities” means all present and future liabilities and obligations at any time due, owing or incurred by the Chargor or an Obligor to the Counterparty under the Swap Agreement, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)                                  any refinancing, novation, deferral or extension;

(b)                                  any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)                                   any claim for damages or restitution; and

(d)                                  any claim as a result of any recovery by the Chargor or any Obligor of a payment, prepayment, repayment, redemption, defeasance or discharge of those liabilities or obligations on the grounds of preference or otherwise, and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Share Collateral” means:

(a)                                  all Shares that are from time to time recorded in the Securities Account; and

(b)                                  all securities and investments of any kind (including shares, stock, debentures, units, depositary receipts, bonds, notes, commercial paper and certificates of deposit) that are from time to time recorded in the Securities Account.

“Securities Account” means the securities account maintained by the Chargor with the Custodian bearing the account number of 02-0301064-30.

“Security Assets” means the assets which from time to time are, or expressed to be, the subject of the Security Interests or any part of those assets.

“Security Interests” means all or any of the Security created or expressed to be created in favour of the Counterparty by or pursuant to this Deed.

“Shares” means the Target Shares as the term is defined in the Swap Agreement.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)                                  which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                  more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)                                   which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swap Agreement” means the swap confirmation dated 6 November 2015 evidencing a funding swap transaction between the Chargor and the Counterparty, including any Credit Support Document identified therein.

“Winding-up” means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2                         Construction

(a)                                  Any reference in this Deed to the “Swap Agreement” or any other agreement or instrument is a reference to the Swap Agreement as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced.

(b)                                  Unless a contrary indication appears, terms used in the Swap Agreement and not defined in Clause 1.1 (Definitions) have the same meaning when used in this Deed.

(c)                                   For the avoidance of doubt, despite the definition of “Security Agreement” in the Annex to the Swap Agreement, any reference in the Swap Agreement to the Security Agreement shall be a reference to this Deed.

(d)                                  In the context of the rights, powers, privileges, discretions and immunities conferred on the Counterparty, a Receiver or a Delegate, references to charge or mortgage in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Security Interests, references to mortgaged land in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Security Assets, references to mortgage money in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to all or any part of the Secured Liabilities, references to mortgagee in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Counterparty or its Delegate, references to receiver in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to a Receiver or its Delegate, and references to mortgagor in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Chargor.

2.                                UNDERTAKING TO PAY

The Chargor shall pay each of its Secured Liabilities when due in accordance with its terms.

3.                                SECURITY

3.1                         Mortgage and assignment

The Chargor, as beneficial owner and as continuing security for the due and punctual payment and discharge of all Secured Liabilities, mortgages and agrees to mortgage in favour of the Counterparty by way of first mortgage, all the Share Collateral.

3.2                         Fixed charges

The Chargor, as beneficial owner and as continuing security for the due and punctual payment and discharge of all Secured Liabilities, charges in favour of the Counterparty by way of first fixed charge all of its present and future right, title and interest:

(a)                                  to the extent not validly and effectively mortgaged under Clause 3.1 (Mortgage and assignment) above, in the Share Collateral and Related Rights;

(b)                                  in the Cash Collateral; and

(c)                                   in or to each of the Cash Collateral Account and the Securities Account.

including, without limitation:

(i)                                      its rights relating to or against any Clearing System, depository, nominee or similar person with whom any of the Share Collateral and/or Related Rights may be deposited to the extent of the Share Collateral and/or Related Rights;

(ii)                                   rights it may have against any person to require delivery by that person of any of the Share Collateral and/or Related Rights;

(iii)                                rights (contractually or otherwise) to give instructions relating to the Share Collateral and/or Related Rights;

(iv)                               any monies payable to the Chargor and any claims, awards or judgements and other rights to receive moneys due or to become due for any reason whatsoever in respect of the Share Collateral and/or the Related Rights, including those rights it may have against a nominee.

4.                                RESTRICTIONS AND FURTHER ASSURANCE

4.1                         Negative pledge

The Chargor shall not create or permit to subsist any Security or Quasi-Security over any Security Asset, except for any Security created under this Deed.

4.2                         Disposal

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Security Asset, except as expressly permitted by the Swap Agreement or as required by Clause 4.5 (Further assurance).

4.3                         Documents

The Chargor shall promptly execute and/or deliver to the Counterparty such documents relating to each Collateral Account, the Share Collateral and/or the Cash Collateral as the Counterparty or any Receiver or Delegate requires.

4.4                         Actions

The Chargor shall not, and shall not permit any person to, take any action, step or decision which would likely to or would prejudice the interests of the Counterparty under this Deed.

4.5                         Further assurance

The Chargor shall promptly do whatever the Counterparty requires:

(a)                                  to perfect or protect the Security Interests or the priority of the Security Interests; or

(b)                                  after the occurrence of any Event of Default and subject to Section 9 of this Deed, to facilitate the realisation of the Security Assets or the exercise of any rights vested in the Counterparty or any Receiver or any Delegate, including executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Security Assets (whether to the Counterparty or its nominees or otherwise), making any registration and giving any notice, order or direction.

5.                                SHARE COLLATERAL

5.1                         Voting before enforcement

Subject to Clause 5.2 (Voting after enforcement), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share Collateral as it sees fit.

5.2                         Voting after enforcement

At any time while an Event of Default has occurred and is continuing and the Counterparty has given notice to the Chargor:

(a)                                  the Counterparty shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share in such manner as it sees fit; and

(b)                                  the Chargor shall comply or procure the compliance with any directions of the Counterparty in respect of the exercise of those rights and shall promptly execute and/or deliver to the Counterparty such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

5.3                         Dividends

The Chargor shall ensure that all Dividends or distributions paid in cash in respect of the Share Collateral and other Security Assets are paid directly into the Cash Collateral Account and that all Dividends or distributions payable in any other form are (if applicable) paid into the Securities Account, and the Chargor shall instruct the Custodian accordingly.

5.4                         Payment of calls etc.

The Chargor will promptly pay or procure the payment of all calls, instalments or other payments which may at any time become due in respect of any of the Security Assets.

5.5                         Shares held by nominees of the Chargor

If any Share is held in the name of a nominee of the Chargor, the Chargor shall promptly upon request by the Counterparty deliver to it an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by that nominee. That power of attorney shall appoint the Counterparty, each Receiver and each Delegate, as the attorney of the holder and shall be in such form as the Counterparty requires.

5.6                         Communications

(b)                          The Chargor shall promptly upon request by the Counterparty deliver to it a copy of each circular, notice, report, set of accounts or other document received by it or its nominee relating to any of its Shares.

(c)                           The Chargor shall promptly deliver to the Counterparty a copy of, and comply with, each request for information made pursuant to any articles of association or other constitutional document relating to any of its Shares.

6.                                CUSTODY ARRANGEMENT AND COLLATERAL ACCOUNTS

(a)                          Notice of assignment

The Chargor shall on the date of this Deed give notice of the security created pursuant to Clause 3 (Security) to the Custodian substantially in the form set out in Schedule 3 (Security Notice) (or such other form as is acceptable to the Counterparty) and shall use all reasonable endeavours to ensure that the Custodian promptly signs and returns the form of acknowledgement requested in that notice.

(b)                          Operation of Custody Arrangement

The Chargor shall ensure that:

(a)                                   no Share Collateral or other Security Assets are withdrawn from the Securities Account or otherwise disposed of or dealt with except pursuant to clause 16.1;

(b)                                   any additional Shares to be delivered pursuant to paragraph 14 (Additional Security) of the Swap Agreement is immediately credited to the Securities Account;

(c)                                    no amounts are withdrawn from the Cash Collateral Account except (i) where the cash in the Cash Collateral Account is used to purchase Shares comprising the Share Collateral or (ii) pursuant to clause 16.1;

(d)                                   the Custodian provides to the Counterparty such information regarding the Share Collateral, the Cash Collateral, the Securities Account, the Cash Collateral Account or any other Security Assets as the Counterparty may reasonably require.

7.                                GENERAL UNDERTAKINGS

7.1                         Information

The Chargor shall supply to the Counterparty promptly such information regarding its financial condition, business and operations, its Security Assets and its compliance with this Deed as the Counterparty may reasonably request.

7.2                         No prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Security Interests.

7.3                         Part 16 of the Companies Ordinance

The Chargor shall notify the Counterparty in writing in advance of any plan to register under Part 16 of the Companies Ordinance and shall ensure that details of the Security Interests created by this Deed are duly registered with the Companies Registry in Hong Kong within 1 calendar month after the Chargor is so registered under Part 16 of the Companies Ordinance.

7.4                         Further Assurance

The Chargor shall:

(a)                                  immediately after execution of this Deed, create and maintain a register of charges (the “Register of Charges”) in accordance with section162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”) to the extent this has not already been done;

(b)                                  enter particulars as required by the BVI Act of the Security Interests in the Register of Charges and immediately after entry of such particulars has been made, and in any event within ten Business Days after execution of this Deed, provide the Counterparty with a certified true copy of the updated Register of Charges;

(c)                                   effect registration, or assist the Counterparty in effecting registration, of this Deed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Corporate Affairs”) pursuant to section 163 of the BVI Act by making the required filing, or assisting the Counterparty in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Counterparty within ten Business Days after execution of this Deed that such filing has been made; and

(d)                                  if the registration referred to in paragraph (c) above is not being effected by or on behalf of the Counterparty, immediately on receipt, and in any event within twenty Business Days of the date of this Deed, deliver or procure to be delivered to the Counterparty, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of this Deed.

8.                                REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 8 to the Counterparty on the date of this Deed:

8.1                         Non-Hong Kong company

It is not a registered non-Hong Kong company (as that term is defined in section 2(1) of the Companies Ordinance).

8.2                         Beneficial owner of the Security Assets

Except as provided in this Deed, the Chargor is the sole beneficial owner of the Security Assets.

8.3                         No existing Security

Except for the Security Interests, no Security or Quasi-Security exists on or over the Security Assets.

9.                                ENFORCEMENT

9.1                         When enforceable

The Security Interests shall be immediately enforceable on and at any time after the occurrence of an Event of Default which is continuing.

9.2                         Discretion

At any time after the Security Interests become enforceable, the Counterparty:

(a)                                  may enforce all or any part of any Security Interests (at the times, in the manner and on terms it thinks fit provided it acts in a commercially reasonable manner) and take possession and hold or dispose of all or any part of the Security Assets to the extent that such Security Assets taken possession and held or disposed are sufficient to pay off the outstanding Secured Liabilities; and

(b)                                  whether or not it has appointed a Receiver, may exercise all or any of the powers, authorities and discretions given to mortgagees and receivers by the CPO as varied or extended by this Deed or otherwise conferred by law,

9.3                         Power of sale

The statutory power of sale, of appointing a receiver and the other statutory powers conferred on mortgagees by Section 50 (Power to appoint a receiver), Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied and extended by this Deed shall arise on the date of this Deed and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

9.4                         No requirement of notice period

The Counterparty is not required to give any prior notice of non-payment or default to the Chargor before enforcing the Security Interests, there is no minimum period for which Secured Liabilities must remain due and unpaid before the Security Interests can be enforced and Paragraph 11 of the Fourth Schedule (Powers of mortgagee and receiver) to the CPO (and any similar provision under other laws) does not apply to this Deed.

9.5                         No Liability as mortgagee in possession

Nothing done by or on behalf of the Counterparty pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

9.6                         Wide construction of enforcement powers

The powers of the Counterparty under this Deed shall be construed in the widest possible sense and all Parties intend that the Counterparty shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

10.                         COUNTERPARTY’S RIGHTS

10.1                  Rights of the Counterparty

At any time after the Security Interests become enforceable, the Counterparty shall have the rights set out in Schedule 1 (Rights of the Counterparty).

10.2                  Delegation

The Counterparty may delegate in any manner to any person any rights exercisable by the Counterparty under the Swap Agreement. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Counterparty thinks fit.

11.                         ORDER OF DISTRIBUTIONS

11.1                  Application of proceeds

All amounts received or recovered by the Counterparty, any Receiver or any Delegate in exercise of their rights under this Deed shall be applied in the order provided in Clause 11.2 (Order of distributions).

11.2                  Order of distributions

The order referred to in Clause 11.1 (Application of proceeds) is (subject to Clause 15.6 (Appropriations)):

(a)                                  in or towards the payment of all costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or any Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(b)                                  in or towards the payment of the Secured Liabilities in such order as the Counterparty thinks fit; and

(c)                                   in payment of any surplus to the Chargor or other person entitled to it.

12.                         LIABILITY OF COUNTERPARTY, RECEIVER AND DELEGATES

12.1                  Possession

If the Counterparty, any Receiver or any Delegate takes possession of the Security Assets, it or he may at any time relinquish possession.

12.2                  Counterparty’s liability

(a)                           None of the Counterparty, any Receiver nor any Delegate shall (either by reason of taking possession of the Security Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Security Assets or from any act, default, omission or misconduct of the Counterparty, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Security Assets or in connection with the Swap Agreements except to the extent caused by its or his own gross negligence, wilful misconduct, fraud or breach of this Deed.

(b)                           Nothing in this Deed shall be construed as placing on the Counterparty, any Receiver or any Delegate any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Security Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Counterparty, each Receiver and each Delegate in respect of all calls, instalments or other payments relating to any of the Security Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Security Assets.

13.                         POWER OF ATTORNEY

13.1                  Appointment

The Chargor by way of security irrevocably appoints the Counterparty and every Receiver and Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)                                  to do anything which the Chargor is obliged to do (but has not done) under the Swap Agreement; and

(b)                                  to exercise any of the rights conferred on the Counterparty, any Receiver or any Delegate in relation to the Security Assets or under the Swap Agreement, the CPO, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance or generally under Hong Kong law.

13.2                  Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (Appointment).

14.                         PROTECTION OF THIRD PARTIES

14.1                  No duty to enquire

No person dealing with the Counterparty, any Receiver or any Delegate shall be concerned to enquire:

(a)                                  whether the power or rights conferred by or pursuant to the Swap Agreement are exercisable;

(b)                                  whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)                                   otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)                                  as to the application of any money borrowed or raised.

14.2                  Protection to purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Counterparty, any other Finance Party or any Delegate.

15.                         SAVING PROVISIONS

15.1                  Continuing Security

Subject to Clause 16 (Discharge of Security), the Security Interests are continuing Security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

15.2                  Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or any other Obligor or any security for those obligations or otherwise) is made by the Counterparty in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Chargor and the relevant Obligor and the Security Interests shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.3                  Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Security Interests will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under the Swap Agreement or any of the Security Interests (without limitation and whether or not known to it or the Counterparty) including:

(a)                                  any time, waiver or consent granted to, or composition with, the Chargor, any other Obligor or any other person;

(b)                                  the release of the Chargor, any other Obligor or any other person under the terms of any composition or arrangement with any creditor of the Chargor, that other Obligor or that other person;

(c)                                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor, any other Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity (including, in the case of an individual, any death, mental or other incapacity) or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor, any other Obligor or any other person;

(e)                                   any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Swap Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under the Swap Agreement or other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under the Swap Agreement or any other document or security; or

(g)                                   any insolvency, bankruptcy, liquidation, winding up or similar proceedings.

15.4                  Chargor intent

Without prejudice to the generality of Clause 15.3 (Waiver of defences), the Chargor expressly confirms that it intends that the Security Interests shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Swap Agreements and/or any facility or amount made available under any of the Swap Agreements for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

15.5                  Immediate recourse

The Chargor waives any right it may have of first requiring the Counterparty (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Swap Agreement to the contrary.

15.6                  Appropriations

Until all the Secured Liabilities have been irrevocably paid and discharged in full and all facilities which might give rise to Secured Liabilities have terminated, the Counterparty (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by the Counterparty (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

15.7                  Deferral of Chargor’s rights

Until all the Secured Liabilities have been irrevocably paid and discharged in full and all facilities which might give rise to Secured Liabilities have terminated and unless the Counterparty otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Swap Agreements or by reason of any amount being payable or liability arising, under this Deed:

(a)                                  to be indemnified by any other Obligor;

(b)                                  to claim any contribution from any other provider of Security for or any other guarantor of any Obligor’s obligations under the Swap Agreements;

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Counterparty under the Swap Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Swap Agreements by the Counterparty;

(d)                                  to bring legal or other proceedings for an order requiring any other Obligor to make any payment, or perform any obligation, in respect of which the Chargor has given a guarantee, undertaking or indemnity;

(e)                                   to exercise any right of set-off against any other Obligor; and/or

(f)                                    to claim or prove as a creditor of any other Obligor in competition with the Counterparty.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Counterparty by the Obligors under or in connection with the Swap Agreements to be repaid in full on trust for the Counterparty and shall promptly pay or transfer the same to the Counterparty or as the Counterparty may direct for application in accordance with Clause 11 (Order of distributions).

15.8                  Additional Security

The Security Interests are in addition to and:

(a)                                  are not in any way prejudiced by any other guarantees or security now or subsequently held by the Counterparty or the Custodian; and

(b)                                  shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security held by the Counterparty or the Custodian.

16.                         DISCHARGE OF SECURITY

16.1                  Redemption and Discharge

Subject to Clause 16.2 (Retention of security), if all the Secured Liabilities have been irrevocably paid and discharged in full and that all facilities which might give rise to Secured Liabilities have terminated, the Counterparty shall release, reassign or discharge (as appropriate) the Share Collateral in the Securities Account and the Cash Collateral in the Cash Collateral Account and any other Security Assets once the payment has been made in full, and to take such measures necessary to effect such release.

Subject to Clause 16.2 (Retention of security), if any portion of the Secured Liabilities have been irrevocably paid and discharged and that all facilities which might give rise to such portion of Secured Liabilities have terminated, the Counterparty shall release, reassign or discharge (as appropriate) such portion of the Share Collateral in the Securities Account and the Cash Collateral in the Cash Collateral Account and any other Security Assets pro rata in the same proportion to the Secured Liabilities that have been paid and discharged.

16.2                  Retention of security

If the Counterparty considers that any amount paid or credited to the Counterparty under the Swap Agreement is capable of being avoided or otherwise set aside on the winding-up of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Liabilities have been irrevocably paid.

16.3                  Consolidation

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Counterparty shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Security Interests with any other Security whether in existence on the date of this Deed or in the future.

17.                         TAXES

17.1                  Stamp taxes

The Chargor shall pay and, within three Business Days of demand, indemnify the Counterparty and any Receiver and any Delegate against any cost, loss or liability that such party incurs in relation to all stamp duty, registration and other similar taxes payable in respect of this Deed.

17.2                  Indirect Tax

All payments expressed to be payable under this Deed by the Chargor to the Counterparty or any Receiver or Delegate shall be deemed to be exclusive of any Indirect Tax. If the Chargor is required to reimburse the Counterparty or any Receiver or Delegate for any costs or expenses, the Chargor shall also at the same time pay and indemnify such against all Indirect Tax incurred by the Counterparty or any Receiver or Delegate in respect of the costs or expenses to the extent the Counterparty or any Receiver or Delegate reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

18.                         PAYMENTS

18.1                  Demands

Any demand for payment made by Counterparty shall be valid and effective even if it contains no statement of the relevant Secured Liabilities or an inaccurate or incomplete statement of them.

18.2                  Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Counterparty, any Receiver or any Delegate may direct.

18.3                  Continuation of accounts

(a)                           At any time after the Counterparty has received or is deemed to have received notice of any subsequent Security affecting all or any part of the Security Assets of the Chargor, the Counterparty may open a new account in the name of the Chargor (whether or not it permits any existing account to continue).

(b)                           If the Counterparty does not open such a new account, it shall be treated as if it had done so when the relevant notice was received or deemed to have been received and as from that time all payments made by or on behalf of the Chargor to the Counterparty shall be credited or be treated as having been credited to the relevant new account and not as having been applied in reduction of the Secured Liabilities as at the time the relevant notice was received or deemed to have been received.

19.                         RIGHTS, WAIVERS AND DETERMINATIONS

19.1                  Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to the Swap Agreement, the terms of the Swap Agreement shall prevail.

19.2                  Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Counterparty, any Receiver or Delegate any right or remedy under the Swap Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Swap Agreements. No waiver or election to affirm any of the Swap Agreements on the part of the Counterparty, any Receiver or Delegate shall be effective unless in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Swap Agreements are cumulative and not exclusive of any rights or remedies provided by law.

19.3                  Certificates and determinations

Any certification or determination by the Counterparty, any Receiver or any Delegate under the Swap Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.                         SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with the Swap Agreement is separate from and independent of the Security created or intended to be created by any other person by or in connection with the Swap Agreement.

21.                         COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

22.                         GOVERNING LAW

This Deed is governed by and construed in accordance with the law of Hong Kong.

23.                         JURISDICTION

23.1                  Jurisdiction of Hong Kong courts

With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Deed (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of the Hong Kong courts. Each party waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

23.2                  Service of process

The Chargor hereby agrees that if the Counterparty reasonably considers it necessary to appoint an agent for the service of legal proceedings, the Chargor shall, upon receiving written request from the Counterparty, forthwith appoint such agent with an office in Hong Kong and provide the Counterparty with the details of such agent in writing. If the Chargor fails to appoint such agent within three (3) business days of the Counterparty’s written request, then the Chargor hereby authorizes the Counterparty to appoint such agent on behalf, in the name and at the expense of the Chargor, the Counterparty shall then notify the Chargor in writing forthwith of the appointment of any such agent and provide the Chargor with the details of such agent in writing.

23.3                  Waiver of immunities

The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

SCHEDULE 1
RIGHTS OF THE COUNTERPARTY

At any time after the Security Interests become enforceable, the Counterparty shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Counterparty thinks fit, and either alone or jointly with any other person:

(a)                           Take possession

to take possession of, get in and collect the Security Assets, and to require payment to it of the credit balance of any Collateral Account and to relinquish possession;

(b)                           Deal with Security Assets

to sell, transfer, assign, exchange, lend or otherwise dispose of or realise the Security Assets to any person either by public offer or auction, tender, private contract or placement and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)                            Act as broker, agent, dealer or otherwise

to act, or to appoint any person (including any affiliate or related person) to act on its behalf, as broker, agent, dealer or otherwise to assist with or implement any Disposal of the Security Assets, and to transfer the Security Assets into the name of any such person in order to facilitate such Disposal;

(d)                           Borrow money

to borrow or raise money either unsecured or on the security of the Security Assets (either in priority to the Security Interests or otherwise);

(e)                            Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Counterparty would be capable of exercising or doing if it were the absolute beneficial owner of the Security Assets;

(f)                             Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Security Assets;

(g)                            Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Security Assets or any business of the Chargor;

(h)                           Redemption of Security

to redeem any Security (whether or not having priority to the Security Interests) over the Security Assets and to settle the accounts of any person with an interest in the Security Assets; and

(i)                               Receipts

to give valid receipt for any moneys and do anything which may be necessary or desirable for realising all or any part of the Security Assets;

(j)                              Appointment of receivers

to appoint one or more persons to be a Receiver and to remove any Receiver and appoint any person instead of any Receiver; and

(k)                           Other powers

to do anything else it may think fit for the realisation of the Security Assets or incidental to the exercise of any of the rights conferred on the Counterparty under or by virtue of the Swap Agreement, the CPO, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance and other applicable statutory provisions and common law.

SCHEDULE 2
RIGHTS OF RECEIVERS

(a)                           Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions and defaults.

(b)                           Remuneration of Receivers

The Counterparty may determine the remuneration of any Receiver. The Counterparty may direct payment of that remuneration out of moneys it receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

(c)                            Rights of Receivers

Any Receiver appointed pursuant to paragraph (j) of Schedule 1 (Rights of the Counterparty) to this Deed shall have the rights set out in Schedule 1 (Rights of the Counterparty) as though references in that Schedule to “Counterparty” were references to “Receiver”.

(d)                           Delegation

The Receiver may delegate in any manner to any person any rights exercisable by it under the Swap Agreement. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Receiver thinks fit and the Receiver may pass confidential information to any such delegate.

SCHEDULE 3
SECURITY NOTICE

To:      [Haitong International Securities Company Limited]

Date:   [      ] 2015

Dear Sirs

Security agreement (the “Security Agreement”) dated [     ] 2015 between Joingear Limited (the “Chargor”) and Haitong International Financial Solutions Limited (the “Counterparty”)

We refer to the Security Agreement.  Unless otherwise defined in this letter, terms defined in and construed for the purposes of the Security Agreement have the same meaning when used in this letter.

Under the Security Agreement, amongst other things, we have:

(a)                                  mortgaged, by way of first mortgage, all the Share Collateral;

(b)                                  charged, by way of first fixed charge, all of our rights:

(i)                                  (to the extent not validly and effectively mortgaged as described in paragraph (a) above) in respect of the Share Collateral and Related Rights;

(ii)                               in the Cash Collateral; and

(iii)                            in or to each of the Cash Collateral Account (Account No. [     ]) and the Securities Account (Account No. [     ]),

in each case in favour of the Counterparty.

Share Collateral and Securities Account

The Chargor hereby irrevocably:

(a)                                  directs you to hold the Share Collateral to the order of the Counterparty;

(b)                                  requests payment of, and directs you to receive and credit, all Dividends in respect of the Share Collateral to:

(i)                                  in the case of Dividends payable in cash, to the Cash Collateral Account; and

(ii)                               in the case of Dividends payable in any other form, to the Securities Account;

(c)                                   subject to the terms under the Security Agreement and the Swap Agreement, directs you to deal with the Share Collateral and any other securities or cash standing to the credit of the Securities Account only on the instructions of the Counterparty without any reference to or further authority from the Chargor;

(d)                                  instructs and authorises you to comply with the terms of any written notice or instruction relating to the Securities Account received by you from the Counterparty;

(e)                                   instructs and authorises you to disclose to the Counterparty any information relating to the Securities Account requested by you from the Counterparty;

(f)                                    agrees that these instructions may not be revoked or amended without the written agreement of the Counterparty; and

(g)                                   agrees that the Chargor shall hereinafter not be entitled to give you any instructions concerning the Share Collateral,

until you receive a written notice from the Counterparty that the Security created under the Security Agreement has been released and discharged.

Cash Collateral and Cash Collateral Account

The Chargor hereby irrevocably:

(a)                                  directs you to hold the Cash Collateral to the order of the Counterparty;

(b)                                  directs you to deal with the Cash Collateral, and any interest standing to the credit of the Cash Collateral Account only on the instructions of the Counterparty without any reference to or further authority from the Chargor;

(c)                                   instructs and authorises you to comply with the terms of any written notice or instruction relating to the Cash Collateral Account received by you from the Counterparty;

(d)                                  instructs and authorises you to disclose to the Counterparty any information relating to the Cash Collateral Account requested by you from the Counterparty;

(e)                                   agrees that these instructions may not be revoked or amended without the written agreement of the Counterparty; and

(f)                                    agrees that the Chargor shall hereinafter not be entitled to give you any instructions concerning the Cash Collateral,

until you receive a written notice from the Counterparty that the Security has been released and discharged.

We are not permitted to withdraw any amount from the Cash Collateral Account or any securities from the Securities Account unless (1) with prior written consent of the Counterparty; or (2) pursuant to the Swap Agreement.

You may set-off from the Cash Collateral Account and/or Securities Account all fees, commissions, charges, expenses, taxes which may be owed by us to you from time to time.

You should always serve all notices (including corporate action notices) on us and follow our instructions (without reference to the Counterparty) in relation to the exercise of all voting rights, powers and other rights in respect of the Share Collateral, unless and until you receive written notice from the Counterparty confirming that the Security Agreement has become enforceable. You shall be under no duty to enquire if the Security Agreement has become enforceable.

You shall not be required to enquire as to the justification, validity or authenticity of any instructions or notice purportedly from the Counterparty, or the good faith of the person giving the instruction or notice.

We agree to indemnify you on demand against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred or sustained by you according to the Security Agreement.

Please acknowledge receipt of this letter and confirm that you will act in accordance with the directions contained in it.

Yours faithfully

/s/ Kevin Xiaofeng Ma
Authorised Signatory
For and on behalf of
Joingear Limited

ACKNOWLEDGEMENT

We acknowledge receipt of and confirm that we will act in accordance with the directions contained in this letter.

Date:

For and on behalf of

Haitong International Securities Company Limited

By:	/s/ Deng Xi
Authorised signatory

In witness whereof this Deed has been signed, sealed and delivered as a deed on the date stated at the beginning.

The Chargor

EXECUTED SEALED and DELIVERED as a DEED in the name of Joingear Limited by its duly authorised representative Ma Xiaofeng in the presence of
/s/ Kevin Xiaofeng Ma

Authorised Signatory

/s/ Angela Liu

Witness

Name: Angela Liu

Address: 1/F East Gate, Building No.2, Jianwai SOHO,No.39, Dongsanhuanzhong Road, Chaoyang District, Beijing, PRC

Occupation: Secretary

SECURITY AGREEMENT

The Counterparty

EXECUTED for and on behalf of Haitong International Financial Solutions Limited by

/s/ Deng Xi
Authorised Signatory

Name: Deng Xi

Title: Director

SECURITY AGREEMENT